Exhibit 99 (g6)

AMENDMENT to
CUSTODIAN AGREEMENT

AMENDMENT AGREEMENT, effective as of July 1, 2009, by and among each of the entities listed on Appendix A hereto (each, a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “State Street”).

WHEREAS, the Funds and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated August 15, 2003 (as amended, modified and supplemented through the date hereof, the “Custodian Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement; and

WHEREAS, the Funds have requested that State Street amend the Custodian Agreement and State Street has agreed to do so as an accommodation to the Funds notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Funds on behalf of its Portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Funds.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.           Amendments.

(a)           The first paragraph of Section 16.1 of the Custodian Agreement is hereby deleted in its entirety and replaced with the following:

“16.1 The term of this Agreement shall continue through June 16, 2010 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”), unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.”

2.           Miscellaneous.

(a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)	The obligations of each Fund shall be several and not joint.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

EACH TIFF ENTITY LISTED ON APPENDIX A HERETO

By:       /s/ Dawn I. Lezon
Name:  Dawn I. Lezon
Title:    Vice President and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:        /s/ Joseph C. Antonellis
Name:   Joseph C. Antonellis
Title:     Vice Chairman

APPENDIX A

TIFF INVESTMENT PROGRAM, INC., on behalf of
TIFF U.S. EQUITY FUND
TIFF INTERNATIONAL EQUITY FUND
TIFF SHORT-TERM FUND
TIFF MULTI-ASSET FUND

TIFF PARTNERS I, LLC
TIFF PARTNERS II, LLC
TIFF PARTNERS III, LLC
TIFF PARTNERS IV, LLC
TIFF PARTNERS V-US, LLC
TIFF PARTNERS V-INTERNATIONAL, LLC
TIFF PRIVATE EQUITY PARTNERS 2005, LLC
TIFF PRIVATE EQUITY PARTNERS 2006, LLC
TIFF PRIVATE EQUITY PARTNERS 2007, LLC
TIFF PRIVATE EQUITY PARTNERS 2008, LLC
TIFF PRIVATE EQUITY PARTNERS 2009, LLC
TIFF SECONDARY PARTNERS I, LLC
TIFF SECONDARY PARTNERS II, LLC
TIFF REALTY AND RESOURCES I, LLC
TIFF REALTY AND RESOURCES II, LLC
TIFF REALTY AND RESOURCES III, LLC
TIFF REALTY AND RESOURCES 2008, LLC
TIFF REALTY AND RESOURCES 2009, LLC
TIFF REAL ESTATE PARTNERS I, LLC
TIFF REAL ESTATE PARTNERS II, LLC

TIFF ABSOLUTE RETURN POOL
TIFF ABSOLUTE RETURN POOL II